Exhibit 10.1
FIRST AMENDMENT TO THE
FURNITURE BRANDS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          WHEREAS, Furniture Brands International, Inc. (“Company”) previously adopted the Furniture Brands Supplemental Executive Retirement Plan (Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 7.1; and
          WHEREAS, effective December 31, 2005, the Company desires to amend the Plan to freeze the Plan and cease benefit accruals thereunder, except for certain transition benefits provided to participants who have attained age 50 and completed 10 years of service;
          NOW, THEREFORE, effective December 31, 2005, the Plan is amended as follows:
     1. Section 1.9 is amended by adding the following sentence at the end of the Section:
Effective December 31, 2005, no additional employees shall become Participants under this Plan.
     2. The Plan is amended by adding the following Section VIII at the end of the Plan:
SECTION VIII
Benefit Freeze
     8.1 Except as otherwise specifically provided in Section 8.2 of this Plan, a Participant’s retirement benefit (whether payable at Normal Retirement Date, an Early Retirement Date or a Postponed Retirement Date) payable under Section III of this Plan, death benefit payable under Section IV of this Plan and disability benefit payable under Section V of this Plan shall be frozen at the amount of each such benefit determined as of December 31, 2005, based on the Participant’s years of Service and average compensation or other factors taken into account under the Basic Plan as of such date, and no additional retirement, death or disability benefits under this Plan shall be accrued after December 31, 2005.
     8.2 Notwithstanding Section 8.1 of this Plan, in the case of a Participant who has attained age 50 and completed 10 or more years of Service as of December 31, 2005, and who is actively employed by the Company or an Affiliate and is actively participating in this Plan on such date, in determining such Participant’s retirement, death or disability benefits under this Plan:

(a)	such Participant’s years of Service earned after December 31, 2005, up to a maximum of five such years of Service and subject to any limit set forth in the Basic Plan, shall be taken into account; and

(b)	such retirement, death or disability benefits shall be based on such Participant’s average compensation or other factors taken into account under the Basic Plan as of the date such Participant ceases to be credited with Service under Section 8.2(a) of this Plan. Notwithstanding anything herein or the Basic Plan to the contrary, any amounts deferred from taxable income by any such Participant under the Furniture Brands International, Inc. Deferred Compensation Plan after December 31, 2005 shall be taken into account in determining such Participant’s retirement, death or disability benefits pursuant to this Section 8.2 to the extent such amounts would have been taken into account as compensation under the Basic Plan absent such deferral and the limitations of Code Section 401(a)(17).
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this 15th day of December, 2005.

FURNITURE BRANDS INTERNATIONAL, INC.
By:	/s/ Lynn Chipperfield
Title: SVP — CAO